UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2006

PORTALPLAYER, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51004	77-0513807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 W. Plumeria Drive San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 521-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2006, the Compensation Committee of PortalPlayer, Inc. (the “Company”) adopted the 2006 Bonus Plan for executives.

2006 Bonus Plan

Under the 2006 Bonus Plan, the bonuses for the Company’s executive officers will be based on the Company’s achievement of certain company financial performance objectives and achievement of certain non-financial individual performance objectives. The bonuses are expected to be paid in 2007 after evaluation of achievement of the objectives by the Compensation Committee, and are calculated as a percentage of annual salary for each executive officer as listed below:

Name of Executive Officer	Target Bonus as a Percentage of Annual Salary
Gary Johnson	85%
Svend-Olav Carlsen	50
Sanjeev Kumar	60
Michael Maia	50
Richard Miller	50
Scott Tandy	50

Specifically, under the 2006 Bonus Plan, each executive officer will be entitled to a target bonus based upon a formula that is equal to a percentage of his base salary as set forth above multiplied by a percentage that is dependent upon the achievement of certain specified company revenue and EBITDA targets; provided, however, that the maximum bonus pool for employees and executive officers under the 2006 Bonus Plan will be approximately 8% of EBITDA and provided further that, in order to be eligible for a bonus in each case, specified revenue and EBITDA targets for the Company must be met, after which the exact amount of the bonus will also depend upon achieving or exceeding non-financial individual performance objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2006

PORTALPLAYER, INC.

By:	/s/ Svend-Olav Carlsen
Svend-Olav Carlsen
Vice President and Chief Financial Officer